Exhibit 16.1

April 16, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE: Asia Premium Television Group, Inc.

Ladies and Gentlemen:

We have read the statements made by Asia Premium Television Group, Inc in Item 4.01 of the current report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2009.  We agree with the statements contained therein concerning our firm.

Very truly yours,

/s/Bernstein & Pinchuk LLP